Filed Pursuant to Rule 433
Registration Statement Number 333-180300-03

INCOME NOTES
Income Notes Linked to a Basket of 20 Common Equity Securities
Issuer	Credit Suisse AG (“Credit Suisse”)
Principal Amount	$10.00 per unit
Term	Approximately six years
Market Measure
A basket of the following 20 common equity securities (each, a “Basket Stock”):

AbbVie Inc. (Bloomberg symbol: ABBV), BHP Billiton Limited (Bloomberg symbol: BHP), Comcast Corporation (Bloomberg symbol: CMCSA), Eaton Corporation plc (Bloomberg symbol: ETN), Ford Motor Company (Bloomberg symbol: F), Facebook, Inc. (Bloomberg symbol: FB), FireEye, Inc. (Bloomberg symbol: FEYE), Helmerich & Payne, Inc. (Bloomberg symbol: HP), JPMorgan Chase & Co. (Bloomberg symbol: JPM), Kraft Foods Group, Inc. (Bloomberg symbol: KRFT), McDonald’s Corporation (Bloomberg symbol: MCD), Och-Ziff Capital Management Group LLC (Bloomberg symbol: OZM), Philip Morris International Inc. (Bloomberg symbol: PM), PPL Corporation (Bloomberg symbol: PPL), Sempra Energy (Bloomberg symbol: SRE), SunEdison, Inc. (Bloomberg symbol: SURE), Texas Instruments Incorporated (Bloomberg symbol: TXN), Under Armour, Inc. (Bloomberg symbol: UA), Verizon Communications Inc. (Bloomberg symbol: VZ) and Exxon Mobil Corporation (Bloomberg symbol: XOM).

Annual Coupon Payment
The notes will pay interest at a minimum rate of 1.00% per year.  If, however, at least 14 of the Basket Stocks have not decreased in value from the pricing date as measured at the close of a Coupon Determination Date, the notes will pay interest at a maximum rate of [5.50%-6.50%] per year on the relevant Coupon Payment Date.

Payment at Maturity	The principal amount plus the final Coupon Payment
Preliminary Offering Documents	https://www.sec.gov/Archives/edgar/data/1053092/000095010314005721/dp48718_424b2-income1.htm
Exchange Listing	No

You should read the relevant Preliminary Offering Documents before you invest.
Click on the Preliminary Offering Documents hyperlink above or call your Financial Advisor for a hard copy.

Risk Factors
Please see the Preliminary Offering Documents for a description of certain risks related to this investment, including, but not limited to, the following:
•	Depending on the performance of the Basket Stocks as measured at the close of each Coupon Determination Date, the Coupon Payments on the notes may be limited to the Minimum Coupon Payment.
•
Payments on the notes, including repayment of principal, are subject to the credit risk of Credit Suisse. If Credit Suisse becomes insolvent or is unable to pay its obligations, you may lose your entire investment.

•
Your investment return is limited to the return represented by the Coupon Payments, which could be limited to the Minimum Coupon Payments, and may be less than a comparable investment directly in the Basket Stocks.

•	The initial estimated value of the notes on the pricing date will be less than their public offering price.
•	If you attempt to sell the notes prior to maturity, their market value may be lower than both the public offering price and the initial estimated value of the notes on the pricing date.
•
You will have no rights of a holder of the securities represented by the Market Measure, and you will not be entitled to receive securities or dividends or other distributions by the issuers of those securities.

Final terms will be set on the pricing date within the given range for the specified Market-Linked Investment. Please see the Preliminary Offering Documents for complete product disclosure, including related risks and tax disclosure.
This document is a summary of the terms of the securities and factors that you should consider before deciding to invest in the securities. Credit Suisse has filed a registration statement (including preliminary term sheet, product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this offering summary relates. Before you invest, you should read this summary together with the Preliminary Term Sheet dated August 15, 2014, Product Supplement STOCK INCOME-1 dated August 8, 2014, Prospectus Supplement dated March 23, 2012 and Prospectus dated March 23, 2012, to understand fully the terms of the securities and other considerations that are important in making a decision about investing in the securities. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse, any agent or any dealer participating in this offering will arrange to send you the preliminary term sheet, product supplement, prospectus supplement and prospectus if you so request by calling toll-free 1-(800)-221-1037.

You may access the product supplement, prospectus supplement and prospectus on the SEC website at www.sec.gov or by clicking on the hyperlinks to each of the respective documents incorporated by reference in the preliminary term sheet.